UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

June 27, 2016

Date of Report (Date of Earliest Event Reported)

Dakota Plains Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Nevada	001-36493	20-2543857
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

294 Grove Lane East Wayzata, Minnesota	55391
(Address of Principal Executive Offices)	(Zip Code)

(952) 473-9950

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard Transfer of Listing.

On June 30, 2016, Dakota Plains Holdings, Inc. (the “Company”) received a notice (the “Notice”) from the NYSE MKT LLC (the “NYSE MKT”) that the NYSE MKT suspended trading in the Company’s common stock on the NYSE MKT, effective immediately, and will begin proceedings to delist the Company’s common stock due to noncompliance with the continued listing standards set forth in Section 1003 of the NYSE MKT Company Guide (the “Company Guide”). The Company has a right to a review of the determination to delist the common stock by a committee of the Board of Directors of the NYSE MKT.

As previously reported, the Company received a notice from NYSE Regulation, Inc. (the “NYSE”) on September 14, 2015, indicating that the Company was below certain of the NYSE MKT continued listing standards because the Company reported a stockholders’ deficit of approximately $3.1 million in its quarterly report on Form 10-Q for the three months ended June 30, 2015, and incurred net losses in its four most recent fiscal years ended December 31, 2014, as set forth in Sections 1003(a)(i) and 1003(a)(ii) of the Company Guide. On November 25, 2015, the Company received further notice from the NYSE communicating that the NYSE had accepted the Company’s plan to regain compliance with the NYSE MKT continued listing standards. The Company expected to have until March 14, 2017, to regain compliance with Section 1003(a)(i), Section 1003(a)(ii), and Section 1003(a)(iii) of the Company Guide. The Company was subject to periodic review by NYSE staff during the compliance plan period. If the Company did not make progress consistent with the plan or was not in compliance with the continued listing standards by March 14, 2017, then the NYSE would initiate delisting proceedings. On April 1, 2016, the Company received further notice from the NYSE MKT indicating it was not in compliance with the continued listing standards set forth in Section 1003(a)(iii) of the Company Guide due to the fact that the Company (a) reported a stockholders’ deficit of approximately $27.0 million as of December 31, 2015, and (b) incurred net losses in its five most recent fiscal years ended December 31, 2015.

Item 4.01	Changes in Registrant’s Certifying Accountant.

(a)	Mantyla McReynolds LLC (“Mantyla”), the Company’s independent registered public accounting firm, previously announced that it will be merging with BDO USA LLP, effective as of July 1, 2016. As a result of this transaction, on June 27, 2016, Mantyla informed the Company of its intention to decline to stand for reappointment as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016.

Mantyla’s report on the Company’s consolidated financial statements for the fiscal year ended December 31, 2015 does not contain an adverse opinion or a disclaimer of opinion, nor was such report qualified or modified as to uncertainty, audit scope, or accounting principles. Mantyla was not engaged to provide a report on the Company’s consolidated financial statements for the fiscal year ended December 31, 2014.

During the Company’s fiscal years ended December 31, 2015 and 2014 and in the subsequent interim period through June 27, 2016, there were no disagreements with Mantyla on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to the satisfaction of Mantyla, would have caused Mantyla to make reference to the matter in its reports on the financial statements for such years. During the fiscal years ended December 31, 2015 and 2014 and the subsequent interim period through June 27, 2016, there were no reportable events (as that term is described in 304(a)(1)(v) of Regulation S-K).

(b)	On June 27, 2016, the Audit Committee of the Company’s Board of Directors engaged Whitley Penn LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016. The Company has not consulted with Whitley Penn LLP during the fiscal years ended December 31, 2015 and 2014 or during the subsequent interim period through June 27, 2016 with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, or any other matters or reportable events as identified in Items 304(a)(2)(i)-(ii) of Regulation S-K.

A copy of the disclosure in this Item 4.01 was provided to Mantyla in advance of the filing of this Current Report on Form 8-K. In response, Mantyla provided a letter to the Company on June 30, 2016, a copy of which is attached as Exhibit 16.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

The following exhibits are furnished with this Form 8-K:

	16.1	Letter from Mantyla McReynolds LLC, dated June 30, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 30, 2016	DAKOTA PLAINS HOLDINGS, INC.

/s/ James L. Thornton
James L. Thornton Interim Chief Financial Officer, Executive Vice President, Strategy & General Counsel

EXHIBIT INDEX

Exhibit No.	Description	Manner of Filing
16.1	Letter from Mantyla McReynolds LLC, dated June 30, 2016	Filed Electronically